STATE OF NEVADA

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

June 28, 2019

Job Number: C20190628-1296
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20190277929-88	Certificate of Designation	9 Pages/1 Copies

Respectfully,

Barbara K. Cegavske

Barbara K. Cegavske
Secretary of State

Certified By: Denise Repp
Certificate Number: C20190628-1296

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske (signature)	20190277929-88
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 06/28/2019 11:24 AM
	Entity Number C3012-2002

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

American BriVision (Holding) Corporation

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Certificate of Designation of the preferences, rights, and limitations of Series A Convertible Preferred Stock Of American BriVision (Holding) Corporation.

(See attached)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION OF
PREFERENCES, RIGHTS AND LIMITATIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK

OF

AMERICAN BRIVISION (HOLDING) CORPORATION

a Nevada corporation
(Pursuant to NRS. 78.1955)

American BriVision (Holding) Corporation, (the "Corporation"), a corporation organized and existing under the laws of Nevada, does hereby certify that, pursuant to Section 78.207 of the Nevada Revised Statutes and authority conferred upon the Board of Directors of the Corporation (the "Board") by the Articles of Incorporation of the Corporation, it has adopted resolutions (a) authorizing the issuance of 3,500,000 shares of Series A Convertible Preferred Stock of the Corporation and (b) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

SERIES A CONVERTIBLE PREFERRED STOCK

Section 1. Designation, Amount, Par Value. The series of preferred stock shall be designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the number of shares so designated shall be 3,500,000, par value $0.001 per share (which shall not be subject to increase without the written consent of holders of a majority in interest of the Series A Preferred Stock then outstanding (each, a "Holder" and collectively, the "Holders")).

Section 2. Dividends.

(a) Commencing on the date of the initial issuance of the Series A Preferred Stock, a holder of record of shares of Series A Preferred Stock shall be entitled to receive, out of any funds at the time legally available therefor, a cash dividend at the per annum rate of an amount equal to the product of five percent (5%) multiplied by the public offering price per share (the "Stated Value") of the Series A Preferred Stock as stated in a registration statement on Form S-1 (File No. 333-228387), as amended, filed by the Corporation with the Securities and Exchange Commission ("SEC"), subject to adjustment in the event of a stock dividend, stock split or other similar events. Dividends on the Series A Preferred Stock shall be cumulative, shall accrue and shall be payable to holders annually in arrears, on or about the first, second, third and fourth anniversary date of issuance date, or, if such day is not a business day, on either the immediately preceding business day or next succeeding business day at the Corporation's option, except that, if such business day is in the next succeeding year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date (each such day being hereinafter called a "Dividend Payment Date"). The term "business day" means each day, other than a Saturday or a Sunday, which is not a day on which banks in New York are required to close. The holders of Series A Preferred Stock shall have the right to dividends as set forth above for a total of four calendar years commencing from the issuance of such stock in the aggregate of twenty percent (20%) multiplied by the Stated Value per share, which shall be distributed in the manner set forth above. Dividends shall be payable to holders of record as they appear in the stock records

of the Corporation at the close of business on the applicable record date, which shall be the fifteenth day of the month in which the applicable Dividend Payment Date occurs, or such other date designated by the Board for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date.

(b) No dividend on the Series A Preferred Stock will be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any Senior Shares (as defined below) or any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting aside of funds is restricted or prohibited under the Nevada Revised Statutes or other applicable law; provided, however, notwithstanding anything to the contrary contained herein, dividends on the Series A Preferred Stock shall continue to accrue without interest and accumulate regardless of whether: (i) any or all of the foregoing restrictions exist; (ii) the Corporation has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the Board. Accrued and unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption of the Series A Preferred Stock, as the case may be.

(c) Except as provided in the next sentence, if any Series A Preferred Stock is outstanding, no dividends will be declared or paid or set apart for payment on any Parity Shares or Junior Shares (as defined below), unless all accumulated accrued and unpaid dividends are contemporaneously declared and paid in cash, or declared and a sum of cash sufficient for the payment thereof is set apart for payment, on the Series A Preferred Stock for all past dividend periods with respect to which full dividends were not paid on the Series A Preferred Stock in cash. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the Series A Preferred Stock and upon all Parity Shares, all dividends declared, paid or set apart for payment upon the Series A Preferred Stock and all such Parity Shares shall be declared and paid pro rata or declared and set apart for payment pro rata so that the amount of dividends declared per share of Series A Preferred Stock and per share of such Parity Shares shall in all cases bear to each other the same ratio that accumulated dividends per share of Series A Preferred Stock and such other Parity Shares (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other Parity Shares do not bear cumulative dividends) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series A Preferred Stock which may be in arrears.

(d) Except as provided in paragraph (b) of this Section 2, unless all accumulated accrued and unpaid dividends on the Series A Preferred Stock are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof is set apart for payment for all past dividend periods with respect to which full dividends were not paid on the Series A Preferred Stock, no dividends (other than payable in shares of Common Stock or Junior Shares ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) may be declared or paid or set apart for payment upon the Common Stock or any Junior Shares or Parity Shares, nor shall any Common Stock or any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by

conversion into or exchange for Junior Shares or by redemption, purchase or acquisition of stock under any employee benefit plan of the Corporation).

(e) Notwithstanding the foregoing, if the aggregate amount of dividends then accrued and payable to a holder is less than $10.00, the Corporation may, at its option, retain and not make payment in respect of such dividends until the aggregate amount of dividends then accrued and payable to the holder is greater than $10.00.

(f) Holders of Series A Preferred Stock shall not be entitled to any dividend in excess of all accumulated accrued and unpaid dividends on the Series A Preferred Stock as described in this Section 2. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.

Section 3. Voting Rights. Except as otherwise provided herein or as otherwise required by law, each share of Series A Preferred Stock shall vote on an as-converted basis with the Common Stock. In addition, if any proposed amendment to the Corporation's Articles of Incorporation or Certificate of Designation would adversely alter or change any preference or any relative or other right given to the outstanding shares of Series A Preferred Stock, then the holders of Series A Preferred Stock shall vote as a class on such proposed amendment or certificate of designation.

Section 4. Liquidation.

(a) Upon any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "Liquidation"), the holders of Series A Preferred Stock shall first be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, before any distribution or payment is made or any asset distributed to the holders of Common Stock, or any other class or series of stock ranking junior to the Series A Preferred Stock, but subject to the rights of the holders of Senior Shares and Parity Shares, the Stated Value (the "Series A Liquidation Payment").

(b) If upon such Liquidation, the assets to be distributed among the holders of Series A Preferred Stock shall be insufficient to permit payment in full to the holders of Series A Preferred Stock and the holders of any Parity Shares, then the assets available for payment or distribution to such holders shall be allocated among the holders of the Series A Preferred Stock and such holders of Parity Shares in proportion to the full respective preferential amounts to which each is entitled.

(c) Upon a Liquidation, immediately after the holders of Series A Preferred Stock and the holders Parity Shares shall have been paid in full the Series A Liquidation Payments, then the amount of the remaining assets of the Corporation legally available for distribution, if any, shall be distributed among the holders of Junior Shares in accordance with their respective priorities and the holders of the Series A Preferred Stock shall not be entitled to share therein.

(d) After full payment of the Series A Liquidation Payment as set forth above, such shares of Series A Preferred Stock shall no longer be deemed to be outstanding and the holders thereof shall have no further rights as holders of Series A Preferred Stock.

Section 5. Conversion. The holders of shares of Series A Preferred Stock shall have the following conversion rights:

(a)Right to Convert. Subject to the terms and conditions of this paragraph 5(a), each holder of any shares of Series A Preferred Stock shall have the right, at his, her or its option, at any time and from time to time and without the payment of additional consideration by the holder thereof, to convert each share of Series A Preferred Stock held by such holder into one share of, par value $0.001 per share, of common stock ("Common Stock") of the Corporation ("Conversion Ratio"), subject to adjustments in the case of stock splits, stock dividends and other similar events. Such right of conversion shall be exercised by the holder hereof by giving written notice that the holder elects to convert a stated number of shares of Series A Preferred Stock into Common Stock and through electronic manners or by surrender of a certificate or certificates for the shares to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate in writing to the holders of Series A Preferred Stock). If required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in a form reasonably satisfactory to the Corporation, duly executed by the holder of such Series A Preferred Shares or his, her or its duly authorized representative.

(b)Automatic Conversion. Subject to paragraph 5(g), each outstanding share of Series A Preferred Stock, on the four-year anniversary of its respective original issuance date, shall convert into one share of Common Stock automatically without actions of the holders thereof.

(c) Mechanics of Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date at the time of conversion, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion and payment of any dividends declared but unpaid on the Series A Preferred Stock. Any shares of Series A Preferred Stock so converted shall be retired and canceled and return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board of Directors pursuant to the provisions of the Articles of Incorporation.

(d) Issuance of Common Stock upon Conversion; Time Conversion Effected. Promptly after the conversion of Series A Preferred Stock and surrender of the shares of Series A Preferred Stock to be converted either physically or electronically, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, electronically or in certificate format, the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the later of the date on which such written notice shall have been received by the Corporation and such shares of Series A Preferred Stock shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Preferred Stock shall cease, and the person or persons in whose name or names the shares of Common Stock shall be issuable upon

such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(e) No Fractional Shares; Dividends, Partial Conversion. No fractional shares shall be issued upon conversion of Series A Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion pursuant to subparagraph 5(a) or 5(b), the Corporation shall pay, to the extent permitted by law, in cash an amount equal to all accrued and unpaid dividends on the shares of Series A Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph 5(c). In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph 5(e), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay, to the extent permitted by law, to the holder surrendering the Series A Preferred Stock for conversion an amount in cash equal to the current fair market value of such fractional share as determined in good faith by the Board.

(f) Adjustment to Conversion Price by Reason of Stock Split, Stock Dividend, Recapitalization, Merger, etc. In the event of any change in the outstanding shares of Series A Preferred Stock or Common Stock of the Corporation by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar change in the capital structure of the Corporation, the Board shall make such equitable adjustments to the Conversion Ratio as it determines, in its sole discretion, are necessary and appropriate in order to preserve the intrinsic value of the Series A Preferred Stock. Any such adjustments shall be set forth in a written notice to the holders of Series A Preferred Stock and shall be conclusive and binding on each holder.

(g) Transfer Taxes and Expenses. The issuance of Common Stock on conversion of this Series A Preferred Stock ("Conversion Shares") shall be made without charge to any holder thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the holders of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the person(s) requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 6. Ranking. Any class or series of shares of stock of the Corporation shall be deemed to rank:

(a) prior to the Series A Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution, or winding up, if the holders of such class or series shall be

entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Stock ("Senior Shares");

(b) on a parity with the Series A Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution, or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Stock, if the holders of such class or series and the Series A Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution, or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Shares"); and

(c) junior to the Series A Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution, or winding up, if such class or series shall be Common Stock or any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Series A Preferred Stock have preference or priority in the payment of dividends and in the distribution of assets upon any liquidation, dissolution, or winding up ("Junior Shares").

Section 7. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Corporation shall (a) transmit by mail to all holders of Series A Preferred Stock, as their names and addresses appear in the Corporation's record books and without cost to such holders, copies of the annual reports and quarterly reports in substantially the same form that the Corporation would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation was subject to such sections (other than any exhibits that would have been required); and (b) promptly upon written request, supply copies of such reports to any prospective holder of Series A Preferred Stock. The Corporation shall mail the reports to the holders of Series A Preferred Stock within 15 days after the respective dates by which the Corporation would have been required to file the reports with the SEC if the Corporation were then subject to Section 13 or 15(d) of the Exchange Act, assuming the Corporation is a "non-accelerated filer" in accordance with the Exchange Act.

Section 8. Record Holders. The Corporation and its transfer agent shall deem and treat the record holder of any shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

Section 9. Form of Security. The Series A Preferred Stock shall be issued as book-entry securities directly registered in the stockholder's name on the Corporation's books and records or, if requested by any holder of the Series A Preferred Stock, such holder's shares may be issued in certificated form.

Section 10. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the holders hereunder, shall be in writing and delivered personally, by email at eugene.jiang@ambrivis.com (unless changed via written notice), or sent by a nationally recognized overnight courier service, addressed to the Corporation, at its principal offices Attention: Chief Financial Officer. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or email, or sent by a nationally recognized overnight courier service addressed to each holder at the facsimile number, email address or address of such holder appearing on the books of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via email at the email address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next day that the Common Stock may be traded in the applicable stock market (the "Trading Day") after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via email at the email address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of this Certificate of Designation shall be commenced in the courts of the State of Nevada (the "Courts"). The Corporation and each holder hereby irrevocably submit to the exclusive jurisdiction of the Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that it, he or she is not personally subject to the jurisdiction of such Courts, or such Courts are improper or inconvenient venue for such proceeding. The Corporation and each holder hereby irrevocably waive personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agree that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each holder hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its, his or her attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(c) Waiver. Any waiver by the Corporation or a holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other holders. The failure of the Corporation or a holder to insist upon strict

adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a holder must be in writing.

(d) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(e) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by Eugene Jiang its Chairman of the Board and Interim Chief Financial Officer, this [ ] day of June, 2019.

AMERICAN BRIVISION (HOLDING) CORPORATION

By: /s/ ____________

Eugene Jiang
Chairman of the Board and
Interim Chief Financial Officer

{HTFL00064051; 2}